Exhibit 99.1

Deborah Kendric, Director of Corporate Communications                   2/7/05
dkendric@statebankofli.com                                      (516) 495-5050


                      STATE BANK OF LONG ISLAND TO OPEN NEW
                               BRANCH IN WESTBURY
                        --------------------------------

Jericho, New York, February 07, 2005 - State Bank of Long Island, principal subsidiary of State Bancorp, Inc. (STB), has signed a lease on property located at 1150 Old Country Road in Westbury. This space will house the Bank's sixteenth branch. The branch, currently under renovation, is due to open mid-year 2005.

"We are looking forward to extending our branch network to the Westbury community," stated Thomas F. Goldrick, State Bank Chairman and CEO. "We at State Bank believe that our highly personalized style of banking will be very attractive to the businesses and residents of Westbury." For nearly four decades, State Bank has been helping Long Island customers manage their finances more efficiently by providing innovative and flexible solutions to their banking needs. The Bank has established a well-deserved reputation for building long-term customer relationships.

State Bank of Long Island is the largest independent commercial bank headquartered in Nassau County. In addition to its fifteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns N.Y.-based Studebaker-Worthington Leasing Corp. and maintains a lending facility in Jericho. Ranking among the highest performing banks in New York State, State Bank has a consistent track record of measured, orderly growth and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout Long Island. The Company maintains a world wide web site at www.statebankofli.com with corporate, investor and branch banking information.